Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER
AND FIRST NINE MONTHS OF FISCAL 2013; PROVIDES REVISED GUIDANCE

MILWAUKEE, Apr. 19, 2013/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter and first nine months ended March 31, 2013.

Highlights:

•	Third quarter fiscal 2013 consolidated net sales were $637.3 million, or 11.5% lower than the third quarter of fiscal 2012.

•
Fiscal 2013 third quarter consolidated net income excluding restructuring charges was $43.9 million, or $5.6 million lower than the adjusted net income of $49.5 million in the third quarter of fiscal 2012.

•	The Company's restructuring program started in fiscal 2012 achieved pre-tax savings of $28.8 million during the first nine months of fiscal 2013.

•	The Company recorded pre-tax restructuring charges of $6.6 million ($5.4 million after tax or $0.11 per diluted share) during the third quarter of fiscal 2013.

“We continue to see soft demand across international markets for engines and products due to macroeconomic concerns weighing on the minds of consumers and unfavorable weather conditions particularly in Australasia. Brazil continues to be a bright spot for growing our international products business as our Branco acquisition is performing as anticipated,” commented Todd Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “Here in the U.S., the spring lawn and garden season has been delayed by at least a few weeks due to a prolonged cold and wet spring in many parts of the country. This is significantly different from last year when we had an unusually early start to spring with very warm weather across the country. The drought that impacted our industry so significantly last season appears to be improving east of the Mississippi River which is encouraging for the upcoming season. Despite a later start to spring compared to last year, we are optimistic that the U.S. market will be in line with our anticipated growth projections of 4 to 6%.”

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2013 were $637.3 million, a decrease of $82.8 million or 11.5% from the third quarter of fiscal 2012. Fiscal 2013 third quarter consolidated net income including restructuring charges was $38.5 million, or $0.78 per diluted share. The third quarter of fiscal 2012 consolidated net income including restructuring charges was $39.9 million, or $0.80 per diluted share. Sales of engines and products to international regions decreased by approximately $37 million compared to last years' third quarter. The majority of the remaining decrease in sales in the quarter was due to our decision to no longer sell lawn and garden products to large mass retailers in the U.S.

Included in consolidated net income for the third quarter of fiscal 2013 were pre-tax charges of $6.6 million ($5.4 million after tax or $0.11 per diluted share) related to previously announced restructuring actions. Included in consolidated net income for the third quarter of fiscal 2012 were pre-tax charges of $19.8 million ($9.6 million after tax or $0.19 per diluted share) also related to the restructuring actions. After considering the impact of the restructuring charges, the adjusted consolidated net income for the third quarter of fiscal 2013 was $43.9 million or $0.89 per diluted share, which was $5.6 million or $0.10 per diluted share lower compared to the third quarter fiscal 2012 adjusted consolidated net income of $49.5 million or $0.99 per diluted share.

For the first nine months of fiscal 2013, consolidated net sales were $1.385 billion, a decrease of $180.0 million or 11.5% when compared to the same period a year ago. Consolidated net income for the first nine months of fiscal 2013 was $21.4 million or $0.44 per diluted share. Consolidated net income for the first nine months of fiscal 2012 was $37.4 million or $0.74 per diluted share.

Included in consolidated net income for the first nine months of fiscal 2013 were pre-tax charges of $18.4 million ($13.0 million after tax or $0.27 per diluted share) related to the aforementioned restructuring actions. Included in consolidated net income for the first nine months of fiscal 2012 were pre-tax charges of $19.8 million ($9.6 million after tax or $0.19 per diluted share) also related to the restructuring actions. After considering the impact of the restructuring charges, adjusted consolidated net income for the first nine months of fiscal 2013 was $34.4 million or $0.71 per diluted share, which was a decrease of $12.6 million or $0.22 per diluted share compared to the first nine months of fiscal 2012 adjusted consolidated net income of $47.0 million or $0.93 per diluted share.

Engines Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2013	2012	2013	2012
Engines Net Sales	$451,921	$498,009	$890,631	$987,486

Engines Gross Profit as Reported	$100,981	$100,320	$181,980	$186,555
Restructuring Charges	5,409	9,943	7,346	9,943
Adjusted Engines Gross Profit	$106,390	$110,263	$189,326	$196,498

Engines Gross Profit % as Reported	22.3%	20.1%	20.4%	18.9%
Adjusted Engines Gross Profit %	23.5%	22.1%	21.3%	19.9%

Engines Income from Operations as Reported	$57,058	$55,051	$48,574	$51,875
Restructuring Charges	5,409	9,943	10,781	9,943
Adjusted Engines Income from Operations	$62,467	$64,994	$59,355	$61,818

Engines Income from Operations % as Reported	12.6%	11.1%	5.5%	5.3%
Adjusted Engines Income from Operations %	13.8%	13.1%	6.7%	6.3%

Engines Segment fiscal 2013 third quarter net sales were $451.9 million, which was $46.1 million or 9.3% lower than the third quarter of fiscal 2012. This decrease in net sales was driven by reduced shipments of engines used primarily on walk and ride equipment in European and North American markets as OEM customers manage inventory levels due to a later start to warmer spring weather. Net sales were also lower due to unfavorable foreign exchange of $5.4 million primarily due to a decrease in the value of the Euro in fiscal 2013. These decreases in net sales were partially offset by the timing of generator engine replenishment sales in the U.S. following the recent hurricane season.

The Engines Segment adjusted gross profit percentage for the third quarter of 2013 was 23.5%, which was 1.4% higher compared to the third quarter of fiscal 2012. The adjusted gross profit percentage was favorably impacted by 3.6% due to lower manufacturing costs, partially offset by 1.2% due to unfavorable foreign exchange and by 1% due to unfavorable absorption of fixed manufacturing costs as a result of a 4% reduction in engines built. The lower manufacturing costs resulted from $3.4 million of cost savings as a result of restructuring actions initiated in fiscal 2012, lower material costs, and start-up costs incurred in fiscal 2012 associated with launching our phase III emissions compliant engines.

The Engines Segment engineering, selling, general and administrative expenses were $43.9 million in the third quarter of fiscal 2013, a decrease of $1.3 million from the third quarter of fiscal 2012 primarily due to lower compensation costs of $2.5 million as a result of the previously announced global salaried employee reduction and reduced selling expenses, partially offset by $0.6 million of increased pension expense compared to the same period last year.

Engines Segment net sales for the first nine months of fiscal 2013 were $890.6 million, which was $96.9 million or 9.8% lower than the same period a year ago. This decrease in net sales was primarily driven by reduced shipments of engines used on snow thrower equipment in the North American market as well as lower sales to OEM customers for the European and Australasian markets. European markets were off considerably given macroeconomic issues and unfavorable weather conditions. Australasia markets were off due to a significant lack of rainfall in highly populated areas. In addition, sales were lower in fiscal 2013 due to an unfavorable mix of engines sold that reflected proportionately lower sales of large engines, and unfavorable foreign exchange of $9.7 million primarily related to the Euro.

The Engines Segment adjusted gross profit percentage for the first nine months of 2013 was 21.3%, which was 1.4% higher compared to the first nine months of fiscal 2012. The adjusted gross profit percentage was favorably impacted by 3.4% due to lower manufacturing costs, partially offset by 1% due to unfavorable foreign exchange and by 1% due to unfavorable absorption of fixed manufacturing costs as a result of a 5% reduction in engines built. The lower manufacturing costs resulted from $8.1 million of cost savings as a result of restructuring actions initiated in fiscal 2012, lower material costs, and start-up costs incurred in fiscal 2012 associated with launching our phase III emissions compliant engines.

The Engines Segment engineering, selling, general and administrative expenses were $130.0 million in the first nine months of fiscal 2013, or $4.7 million lower compared to the first nine months of fiscal 2012 primarily due to lower compensation costs of $7.4 million as a result of the previously announced reduction of 10% of the global salaried workforce and reduced selling costs in response to the softness in the global markets, partially offset by $2.7 million of increased pension expense compared to the same period last year.

Products Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2013	2012	2013	2012
Products Net Sales	$231,532	$281,271	$602,323	$731,969

Products Gross Profit as Reported	$26,546	$27,246	$63,798	$81,675
Restructuring Charges	1,236	9,821	7,624	9,821
Adjusted Products Gross Profit	$27,782	$37,067	$71,422	$91,496

Products Gross Profit % as Reported	11.5%	9.7%	10.6%	11.2%
Adjusted Products Gross Profit %	12.0%	13.2%	11.9%	12.5%

Products Income (Loss) from Operations as Reported	$(199)	$(1,153)	$(11,787)	$1,717
Restructuring Charges	1,236	9,821	7,624	9,821
Adjusted Products Income (Loss) from Operations	$1,037	$8,668	$(4,163)	$11,538

Products Income (Loss) from Operations % as Reported	(0.1)%	(0.4)%	(2.0)%	0.2%
Adjusted Products Income (Loss) from Operations %	0.4%	3.1%	(0.7)%	1.6%

Products Segment fiscal 2013 third quarter net sales were $231.5 million, a decrease of $49.7 million or 17.7% from the third quarter of fiscal 2012. The decrease in net sales was primarily related to our decision to exit the sale of lawn and garden equipment through national mass retailers. In addition, sales of lawn and garden equipment and pressure washers decreased in North America from last year as a result of a later start to the spring selling season and decreased in international markets due to continued drought conditions in parts of Australasia. The net sales decrease was partially offset by net sales from the acquisition of Branco that were in line with expectations.

The Products Segment adjusted gross profit percentage for the third quarter of 2013 was 12.0%, which was 1.2% lower than the adjusted gross profit percentage for the third quarter of fiscal 2012. The adjusted gross profit percentage decreased 3.4% due to unfavorable absorption associated with a 35% decrease in production in order to control inventory levels. This decrease was partially offset by a benefit of 1.7% due to cost savings of $4.0 million as a result of restructuring actions initiated in fiscal 2012.

The Products Segment fiscal 2013 third quarter engineering, selling, general and administrative expenses were $26.8 million, a decrease of $1.7 million from the third quarter of fiscal 2012. The decrease was attributable to lower compensation costs of $0.7 million as a result of the previously announced reduction of 10% of the global salaried workforce, $0.7 million of lower bad debt expense, and reduced selling costs in response to the softness in the global markets.

Products Segment net sales for the first nine months of fiscal 2013 were $602.3 million, a decrease of $129.6 million or 17.7% from the same period a year ago. The decrease in net sales was primarily due to lower sales volumes of snow equipment due to significantly below average snowfall in North America and reduced sales of lawn and garden equipment resulting from prolonged drought conditions in the United States and Australasia. In addition, the decrease in net sales was impacted by our decision to exit the sale of lawn and garden equipment through national mass retailers. The decrease in net sales was partially offset by higher shipments of portable and standby generators in the North American market.

The Products Segment adjusted gross profit percentage for the first nine months of 2013 was 11.9%, which was 0.6% lower compared to the adjusted gross profit percentage of the first nine months of fiscal 2012. The adjusted gross profit percentage decreased 2.6% due to unfavorable absorption associated with a 43% decrease in production volume in order to control inventory levels. This was partially offset by a 1.8% benefit due to cost savings of $11.1 million as a result of restructuring actions. We reduced production volumes in the first nine months of fiscal 2013 in order to manage inventory levels in response to a decline in near-term market demand. The McDonough, Georgia manufacturing facility was temporarily idled for four weeks in the second quarter of fiscal 2013 to reduce inventory levels in response to a decline in market demand for snow and lawn and garden products and to re-tool the plant for new products to be launched for the spring season.

The Products Segment engineering, selling, general and administrative expenses were $75.6 million in the first nine months of fiscal 2013, a decrease of $4.4 million from the first nine months of fiscal 2012. The decrease was attributable to lower compensation costs of $2.2 million as a result of the previously announced global salaried employee reduction and reduced selling expenses in response to the softness in the global markets.

Corporate Items:

Interest expense was lower compared to the prior year periods by $0.1 million for both the third quarter and first nine months of fiscal 2013.

The effective tax rate for the third quarter and the first nine months of fiscal 2013 was 27.6% and 27.5% respectively, compared to 20.4% and 13.4% for the same respective periods last year. The tax rate for the third quarter of fiscal 2013 is lower than the 35% statutory U.S. rate due to the reenactment of the U.S. federal research and development and other credits in the amount of $1.0 million and foreign tax credits in the amount of $0.5 million which were partially offset by additional taxes of $1.0 million due to non-deductible expenses related to the Ostrava, Czech Republic plant closing. The effective tax rate for the first nine months of fiscal 2013 was lower than the 35% statutory U.S. rate due to the aforementioned credits and non-deductible expenses and non-deductible acquisition costs increasing the tax expense by $0.5 million. The effective rate for the third quarter of fiscal 2012 was lower as a result of recording a net benefit of $3.3 million related to Ostrava plant restructuring charges incurred during that quarter. The effective rate for the first nine months of fiscal 2012 was impacted by the aforementioned restructuring charges and a net benefit of $5.0 million related to the settlement of U.S. audits and the expiration of a non-U.S. statute of limitation period during fiscal 2012.

Financial Position:

Net debt at March 31, 2013 was $239.9 million (total debt of $262.5 million less $22.6 million of cash), or $17.7 million lower from the $257.6 million (total debt of $274.0 million less $16.4 million of cash) at April 1, 2012. Cash flows used in operating activities for the first nine months of fiscal 2013 were $73.8 million compared to $166.7 million in the first nine months of fiscal 2012. The improvement in operating cash flows was primarily related to lower working capital needs in the first nine months of fiscal 2013 associated with less of an increase in accounts receivable and inventory compared to the same period last year.

Restructuring:

The Company's execution of its previously announced restructuring actions remains largely on schedule. In the third quarter of fiscal 2013, the Company entered into an agreement to sell the Ostrava, Czech Republic manufacturing facility. The transaction closed early in the fourth fiscal quarter. The Company continues to make progress towards finalizing its exit from the Newbern, Tennessee manufacturing facility and the move of horizontal engine manufacturing from its Auburn, Alabama plant to China. As noted previously, pre-tax restructuring costs for the third quarter and first nine months of fiscal 2013 were $6.6 million and $18.4 million, respectively. The total estimated pre-tax expense related to restructuring actions in fiscal 2013 is expected to be $20 million to $22 million. In addition, the Company continues to anticipate pre-tax savings associated with restructuring actions of $32 million to $37 million in fiscal 2013 and $40 million to $45 million in fiscal 2014 as compared to 2012.

Share Repurchase Program:

On August 10, 2011, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. On August 8, 2012 the Board of Directors of the Company authorized up to an additional $50 million in funds associated with the common share repurchase program and an extension of the expiration date to June 30, 2014. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first nine months of fiscal 2013, the Company repurchased approximately 1.2 million shares on the open market at an average price of $18.96 per share.

Revised Outlook:

Due to continued weakness in consumer spending for outdoor power equipment in our international markets and a significantly reduced market for snow thrower products in the U.S. and Europe, we are revising our fiscal 2013 net income projections to be in a range of $56 million to $65 million or $1.16 to $1.33 per diluted share. These net income projections include the results of the Branco acquisition closed on December 7, 2012 and are prior to the impact of any additional share repurchases and costs related to our announced restructuring programs. The market growth estimates of 4% to 6% for the U.S. lawn and garden market remain unchanged; however, the lower end of the net income projections contemplate a later start to the spring lawn and garden season in the U.S. which could potentially have the impact of extending the season past fiscal 2013 at the end of June and into the first quarter of fiscal 2014. The Company previously indicated that it would exit sales of lawn and garden products to national mass retailers. The estimated impact of exiting this business in fiscal 2013 is approximately $100 million of reduced sales. Although sales in the first nine months of fiscal 2013 were favorably impacted by sales of generators in response to power outages during Hurricanes Isaac and Sandy, drought conditions and a lack of meaningful snowfall in a significant portion of the U.S. prior to February and a reduction in sales demand from many of our international markets have continued to negatively impact shipment volumes, offsetting the storm benefit. Our fiscal 2013 consolidated net sales are projected to be in a range of $1.95 billion to $2.0 billion. Operating income margins are expected to improve over fiscal 2012 and be in a range of 4.8% to 5.3% and reflect the positive impacts of the restructuring programs announced during fiscal 2012. Interest expense and other income are estimated to be approximately $18 million and $7 million, respectively. The effective tax rate is projected to be in a range of 30% to 33%, and capital expenditures are projected to be approximately $45 million to $50 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1596430.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America's number one manufacturer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2013	2012	2013	2012
NET SALES	$637,259	$720,097	$1,385,345	$1,565,341
COST OF GOODS SOLD	503,826	573,221	1,122,804	1,278,531
RESTRUCTURING CHARGES	6,645	19,764	14,970	19,764
Gross Profit	126,788	127,112	247,571	267,046

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,668	73,668	205,556	214,638
RESTRUCTURING CHARGES	—	—	3,435	—
Income from Operations	56,120	53,444	38,580	52,408

INTEREST EXPENSE	(4,717)	(4,811)	(13,802)	(13,945)
OTHER INCOME	1,806	1,566	4,660	4,749
Income before Income Taxes	53,209	50,199	29,438	43,212

PROVISION FOR INCOME TAXES	14,693	10,262	8,084	5,798
Net Income	$38,516	$39,937	$21,354	$37,414

Weighted Average Shares Outstanding	47,336	48,882	47,126	49,323
BASIC EARNINGS PER SHARE	$0.79	$0.82	$0.44	$0.75

Diluted Average Shares Outstanding	47,709	49,857	47,291	50,264
DILUTED EARNINGS PER SHARE	$0.78	$0.80	$0.44	$0.74

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2013	2012	2013	2012
NET SALES:
Engines	$451,921	$498,009	$890,631	$987,486
Products	231,532	281,271	602,323	731,969
Inter-Segment Eliminations	(46,194)	(59,183)	(107,609)	(154,114)
Total *	$637,259	$720,097	$1,385,345	$1,565,341

* International sales based on product shipment destination included in net sales	$166,722	$203,276	$453,335	$529,709

GROSS PROFIT:
Engines	$100,981	$100,320	$181,980	$186,555
Products	26,546	27,246	63,798	81,675
Inter-Segment Eliminations	(739)	(454)	1,793	(1,184)
Total	$126,788	$127,112	$247,571	$267,046

INCOME (LOSS) FROM OPERATIONS:
Engines	$57,058	$55,051	$48,574	$51,875
Products	(199)	(1,153)	(11,787)	1,717
Inter-Segment Eliminations	(739)	(454)	1,793	(1,184)
Total	$56,120	$53,444	$38,580	$52,408

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2013	2012	2013	2012
Net Income	$38,516	$39,937	$21,354	$37,414
Tax effected charges to reported net income:
Restructuring Charges[1]	5,369	9,590	13,013	9,590
Adjusted Net Income	$43,885	$49,527	$34,367	$47,004

Diluted Earnings Per Share	$0.78	$0.80	$0.44	$0.74
Tax effected charges to reported diluted earnings per share:
Restructuring Charges[1]	0.11	0.19	0.27	0.19
Adjusted Diluted Earnings Per Share	$0.89	$0.99	$0.71	$0.93

[1] For the third quarter and first nine months of fiscal 2013, represents charges of $6,645 (net of $1,276 of taxes) and $18,405 (net of $5,392 of taxes), respectively. For the third quarter and first nine months of fiscal 2012, represents charges of $19,764 (net of $10,174 of taxes).

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended March
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2013	2012	2013	2012
GROSS PROFIT:
Engines
Gross Profit	$100,981	$100,320	$181,980	$186,555
Restructuring Charges	5,409	9,943	7,346	9,943
Adjusted Engines Gross Profit	$106,390	$110,263	$189,326	$196,498

Products
Gross Profit	26,546	27,246	63,798	81,675
Restructuring Charges	1,236	9,821	7,624	9,821
Adjusted Products Gross Profit	$27,782	$37,067	$71,422	$91,496

Inter-Segment Eliminations	(739)	(454)	1,793	(1,184)
Adjusted Gross Profit	$133,433	$146,876	$262,541	$286,810

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income from Operations for the Fiscal Periods Ended March
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2013	2012	2013	2012
INCOME FROM OPERATIONS:
Engines
Income from Operations	$57,058	$55,051	$48,574	$51,875
Restructuring Charges	5,409	9,943	10,781	9,943
Adjusted Engines Income from Operations	$62,467	$64,994	$59,355	$61,818

Products
Income (Loss) from Operations	(199)	(1,153)	(11,787)	1,717
Restructuring Charges	1,236	9,821	7,624	9,821
Adjusted Products Income (Loss) from Operations	$1,037	$8,668	$(4,163)	$11,538

Inter-Segment Eliminations	(739)	(454)	1,793	(1,184)
Adjusted Income from Operations	$62,765	$73,208	$56,985	$72,172

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal March
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2013	2012
Cash and Cash Equivalents	$22,568	$16,445
Accounts Receivable, Net	403,320	485,811
Inventories	463,448	480,202
Deferred Income Tax Asset	46,212	42,924
Assets Held For Sale	5,347	10,846
Prepaid Expenses and Other Current Assets	19,799	24,551
Total Current Assets	960,694	1,060,779

OTHER ASSETS:
Goodwill	220,817	205,354
Investments	19,891	21,583
Debt Issuance Costs	4,957	5,975
Other Intangible Assets, Net	110,006	87,677
Deferred Income Tax Asset	60,504	21,827
Other Long-Term Assets, Net	9,085	9,162
Total Other Assets	425,260	351,578

PLANT AND EQUIPMENT:
At Cost	1,012,622	1,033,202
Less - Accumulated Depreciation	729,933	724,709
Plant and Equipment, Net	282,689	308,493
	$1,668,643	$1,720,850

CURRENT LIABILITIES:
Accounts Payable	$182,287	$224,045
Short-Term Debt	2,100	3,000
Accrued Liabilities	170,175	155,459
Total Current Liabilities	354,562	382,504

OTHER LIABILITIES:
Accrued Pension Cost	232,869	160,804
Accrued Employee Benefits	23,494	24,321
Accrued Postretirement Health Care Obligation	84,843	108,054
Other Long-Term Liabilities	30,352	30,520
Long-Term Debt	260,350	271,000
Total Other Liabilities	631,908	594,699

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,757	80,907
Retained Earnings	1,103,807	1,113,665
Accumulated Other Comprehensive Loss	(279,081)	(240,658)
Treasury Stock, at Cost	(220,889)	(210,846)
Total Shareholders' Investment	682,173	743,647
	$1,668,643	$1,720,850

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended Fiscal March
CASH FLOWS FROM OPERATING ACTIVITIES:	2013	2012
Net Income	$21,354	$37,414
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	41,234	47,590
Stock Compensation Expense	5,244	4,497
Loss on Disposition of Plant and Equipment	293	81
Provision (Benefit) for Deferred Income Taxes	(16,866)	2,820
Earnings of Unconsolidated Affiliates	(3,011)	(3,519)
Dividends Received from Unconsolidated Affiliates	4,636	4,029
Cash Contributions to Pension Plan	(29,363)	(24,134)
Non-Cash Restructuring Charges	11,930	14,263
Changes in Operating Assets and Liabilities:
Accounts Receivable	(167,435)	(237,800)
Inventories	(19,873)	(56,411)
Other Current Assets	10,571	18,349
Accounts Payable and Accrued Liabilities	70,273	33,605
Other, Net	(2,766)	(7,471)
Net Cash Used in Operating Activities	(73,779)	(166,687)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(26,301)	(31,815)
Proceeds Received on Disposition of Plant and Equipment	6,705	175
Payments Made for Acquisitions, Net of Cash Acquired	(59,627)	(2,673)
Net Cash Used in Investing Activities	(79,223)	(34,313)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of Short-Term Debt	(900)	—
Net Borrowings on Revolver	35,350	46,000
Debt Issuance Costs	—	(2,007)
Treasury Stock Purchases	(23,057)	(22,689)
Stock Option Exercise Proceeds and Tax Benefits	19,613	235
Cash Dividends Paid	(11,499)	(11,041)
Net Cash Provided by Financing Activities	19,507	10,498

EFFECT OF EXCHANGE RATE CHANGES	(12)	(2,692)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(133,507)	(193,194)
CASH AND CASH EQUIVALENTS, Beginning	156,075	209,639
CASH AND CASH EQUIVALENTS, Ending	$22,568	$16,445